Exhibit 10.1

FIRST AMENDMENT TO FOUNDERS EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO FOUNDERS EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of July 22, 2016, by and between MINDBODY, Inc., a Delaware corporation, (the “Company”), and Robert Murphy (“Executive”). Pursuant to Section 14(d) of the original founders employment agreement having an effective date of May 22, 2015 (the “Employment Agreement”), the Company and Executive agree to the amended terms and conditions set forth below.

SECTION I

POSITION AND RESPONSIBILITIES

The Company and Executive (collectively, “the Parties”) agree to delete and replace the first sentence of Section 1(b) of the Employment Agreement with the following sentence:

“For the term of your employment under this Agreement (the “Employment Period”), the Company agrees to employ you in the position of Managing Director of Europe, Middle East, and Africa (“EMEA”), with your primary work facility and location in East Hampton, Long Island. For clarity, the foregoing does not modify in any way the definition of Good Reason in Section 8(f).”

SECTION II

NOT A GOOD REASON EVENT

The Parties agree that Executive’s new position and responsibilities described in Section I above shall not be an event that constitutes “Good Reason” under the Employment Agreement, as amended. The Parties further agree, however, that future changes to Executive’s position and responsibilities (as well as the other events set forth in Section 8(f) of the Employment Agreement) may constitute Good Reason under the Employment Agreement, as amended.

SECTION III

GENERAL PROVISIONS

3.1     Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law.

3.2    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.3     Entire Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in the

Employment Agreement or this Agreement have been made or entered into by either party with respect to the subject matter hereof. The Employment Agreement, this Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.

3.4    Full Force and Effect. All terms and provisions of the Employment Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Agreement, the term “Employment Agreement” in this Agreement or the “Agreement” in the original Employment Agreement shall include the terms contained in this Agreement.

IN WITNESS THEREOF, Company and Executive have executed this Agreement to be effective as set forth above.

MINDBODY, Inc.		Robert Murphy

By:	/s/ Richard Stollmeyer	/s/ Robert Murphy
Name:	Richard Stollmeyer	Robert Murphy
Title:	Chief Executive Officer